EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                        COMPUTATION OF EARNINGS PER SHARE
                        ---------------------------------
                      Dollars and Share Amounts in Millions
                                                                        Three Months Ended         Six Months Ended
                                                                            December 31              December 31
                                                                        ----------------------     ---------------------
NET EARNINGS PER SHARE                                                  1995          1994         1995         1994
----------------------                                                  --------      --------     --------     --------
Net earnings                                                            $  836        $  750       $1,732       $1,542
     Deduct preferred stock dividends                                       26            26           52           51
                                                                        --------      --------     --------     --------
Net earnings applicable to common stock                                 $  810        $  724       $1,680       $1,491
---------------------------------------                                 ========      ========     ========     ========
     Average number of common shares outstanding                         686.5         685.2        686.5        685.2

Per Share
------------
     Net earnings per share                                             $ 1.18        $ 1.06       $ 2.45       $ 2.18
                                                                        ========      ========     ========     ========
NET EARNINGS PER SHARE ASSUMING
FULL DILUTION
-------------------------------
Net earnings                                                            $  836        $  750       $1,732       $1,542
     Deduct differential -- preferred
        vs. common dividends                                                10            11           20           23
                                                                        --------      --------     --------     --------
Net earnings applicable to common stock                                 $  826        $  739       $1,712       $1,519
---------------------------------------                                 ========      ========     ========     ========
     Average number of common shares outstanding                         686.5         685.2        686.5        685.2
     Add potential effect of:
        Exercise of options                                                9.4           7.4          9.4          7.4
        Conversion of preferred stock                                     52.1          53.0         52.1         53.0
                                                                        --------      --------     --------     --------
     Average number of common shares
        outstanding, assuming full dilution                              748.0         745.6        748.0        745.6
                                                                        ========      ========     ========     ========
Per share assuming full dilution
--------------------------------
     Net earnings per share assuming full dilution                        1.11        $  .99         2.29       $ 2.04
                                                                        ========      ========     ========     ========

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